Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary		Jurisdiction of Incorporation
1.	ComTel Technology Inc.	Colorado, U.S.
2.	Great Southwestern Construction, Inc.	Colorado, U.S.
3.	The L. E. Myers Co.	Delaware, U.S.
4.	Myers International, Inc.	Delaware, U.S.
5.	MYR Transmission Services, Inc.	Delaware, U.S.
6.	MYRpower, Inc.	Delaware, U.S.
7.	Harlan Electric Company	Michigan, U.S.
8.	Sturgeon Electric Company, Inc.	Michigan, U.S.
9.	Hawkeye Construction, Inc.	Oregon, U.S.
10.	MYR Equipment LLC	Delaware, U.S.
11.	MYR Real Estate Holdings LLC	Delaware, U.S.
12.	MYR Group Construction Canada, Ltd.	British Columbia, Canada
13.	MYR Transmission Services Canada, Ltd.	British Columbia, Canada
14.	Northern Transmission Services, Ltd. (Canada)	British Columbia, Canada
15.	E.S. Boulos Company	Delaware, U.S.
16.	High Country Line Construction, INC.	Nevada, U.S
17.	GSW Integrated Services, LLC	Delaware, U.S.
18.	MYR Real Estate Holdings Alaska, LLC	Delaware, U.S.
19.	Sturgeon Electric California, LLC	Delaware, U.S.